     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998


                                                      REGISTRATION NO. 333-40185
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 POST-EFFECTIVE

                                AMENDMENT NO. 4


                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                           4953                          51-0228924
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
          organization)

 1301 GERVAIS STREET, SUITE 300, COLUMBIA, SOUTH CAROLINA 29201, (803) 933-4200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               KENNETH W. WINGER
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                        1301 GERVAIS STREET, SUITE 300,
                        COLUMBIA, SOUTH CAROLINA 29201,
                                 (803) 933-4200
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                COPY TO:                                          COPIES TO:
         HERBERT S. WANDER, ESQ.                              ALAN H. PALEY, ESQ.
          KATTEN MUCHIN & ZAVIS                               PAUL S. BIRD, ESQ.
   525 WEST MONROE STREET, SUITE 1600                        DEBEVOISE & PLIMPTON
      CHICAGO, ILLINOIS 60661-3693                             875 THIRD AVENUE
             (312) 902-5200                                NEW YORK, NEW YORK 10022
                                                                (212) 909-6000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

SUPPLEMENT TO
AMENDED PROSPECTUS

                                 SUPPLEMENT TO
                   AMENDED OFFER TO EXCHANGE EACH OUTSTANDING
                                  COMMON SHARE
                (INCLUDING THE ASSOCIATED SHARE PURCHASE RIGHTS)
                                       OF

                               SAFETY-KLEEN CORP.
                                      FOR

                          $18.30 NET PER SHARE IN CASH
                                      AND

                           2.8 SHARES OF COMMON STOCK
                                       OF

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON MARCH             , 1998, UNLESS THE OFFER IS EXTENDED (THE
"EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
                            ------------------------

     The following information amends and supplements the Amended Prospectus, dated January 28, 1998 (the "Prospectus") of Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"). Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Prospectus are applicable in all respects. The information set forth herein should be read in conjunction with the Prospectus and, unless the context otherwise requires, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SAFETY-KLEEN SHAREHOLDERS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                      THE DEALER MANAGER FOR THE OFFER IS:
                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167

            THE DATE OF THIS SUPPLEMENT IS MARCH             , 1998.

                    THE AMENDED LAIDLAW ENVIRONMENTAL OFFER



1.  AMENDED TERMS OF THE LAIDLAW ENVIRONMENTAL OFFER.



     Laidlaw Environmental, and LES Acquisition, have increased the price per Share to be exchanged pursuant to the Laidlaw Environmental Offer to $18.30 net in cash (the "Cash Consideration") and 2.8 shares (the "Stock Consideration" and, together with the Cash Consideration, the "Laidlaw Environmental Offer Consideration") of Common Stock, par value $1.00 per share, of Laidlaw Environmental ("Laidlaw Environmental Common Stock"). Laidlaw Environmental will accept for exchange all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn. All Safety-Kleen Shareholders whose Shares are accepted for payment will receive the increased Laidlaw Environmental Offer Consideration. SAFETY-KLEEN SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.



     THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS, COPIES OF WHICH MAY BE OBTAINED IN THE MANNER SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT. THE PROSPECTUS AND THIS SUPPLEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE LAIDLAW ENVIRONMENTAL OFFER.



     THE LAIDLAW ENVIRONMENTAL OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM TENDER CONDITION AND OTHER CONDITIONS SET FORTH IN THIS SUPPLEMENT. EXCEPT AS SET FORTH HEREIN, THE LAIDLAW ENVIRONMENTAL OFFER IS NO LONGER SUBJECT TO THE CONDITIONS TO THE LAIDLAW ENVIRONMENTAL OFFER SET FORTH IN THE PROSPECTUS.



2.  MERGER AGREEMENT.



     On March 16, 1998, Laidlaw Environmental, LES Acquisition and Safety-Kleen entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, among other things, upon consummation of the Merger each Share issued and outstanding prior to the Merger will be converted into the right to receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock. A copy of the Merger Agreement is attached hereto as Annex A, and Safety-Kleen Shareholders are urged to carefully read the Merger Agreement.



3.  RECOMMENDATION OF SAFETY-KLEEN BOARD OF DIRECTORS.



     The Board of Directors of Safety-Kleen has unanimously approved the Laidlaw Environmental Offer, has determined that the terms of the Laidlaw Environmental Offer and the Merger are fair to, and in the best interests of, Safety-Kleen's Shareholders and recommends that Safety-Kleen Shareholders accept the Laidlaw Environmental Offer and tender their Shares.



4.  TENDER OF SHARES.



     Shares may continue to be tendered in accordance with the YELLOW Letter of Transmittal and the GREEN Notice of Guaranteed Delivery previously distributed with the Prospectus, or the revised PINK Letter of Transmittal and the revised GRAY Notice of Guaranteed Delivery distributed with this Supplement. Although the Letter of Transmittal previously distributed with the Prospectus refers to Laidlaw Environmental's offer of $18.00 net in cash and $12.00 in stock (subject to variation), Safety-Kleen Shareholders using such document to tender their Shares will nevertheless receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock for each Share validly tendered and not properly withdrawn, subject to the Minimum Tender Condition and the other conditions set forth herein. Except as set forth herein, the directions set forth under the caption "The Laidlaw Environmental Offer -- Procedure for Tendering" in the Prospectus are applicable in all respects.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Requests for additional copies of this Supplement, the Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.



     SHARES PREVIOUSLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE LAIDLAW ENVIRONMENTAL OFFER. THEREFORE, SAFETY-KLEEN SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES AND NOT WITHDRAWN SUCH TENDERS AND WHO WISH TO HAVE SUCH SHARES PURCHASED PURSUANT TO THE LAIDLAW ENVIRONMENTAL OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION TO RECEIVE, SUBJECT TO THE CONDITIONS TO THE LAIDLAW ENVIRONMENTAL OFFER, THE CONSIDERATION BEING OFFERED IN THIS SUPPLEMENT, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.



     SEE "THE LAIDLAW ENVIRONMENTAL OFFER -- WITHDRAWAL RIGHTS" IN THE PROSPECTUS FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE LAIDLAW ENVIRONMENTAL OFFER.



5.  THE LAIDLAW ENVIRONMENTAL OFFER AND BACKGROUND OF THE MERGER AGREEMENT.



     At a special meeting of Safety-Kleen Shareholders on March 9, 1998, Safety-Kleen failed to receive the necessary two-thirds vote to approve a proposed merger of Safety-Kleen with SK Acquisition Corp., an affiliate of Philip Services Corp., Apollo Advisors, L.P. and Blackstone Management Associates II, L.P., and subsequently terminated its proposed merger agreement therewith.



     On March 10, 1998, Donald W. Brinckman, Chief Executive Officer, Edgar D. Jannotta, a director, and Joseph Chalhoub, President, of Safety-Kleen met with Kenneth Winger, Chief Executive Officer of Laidlaw Environmental, and a representative from Laidlaw Environmental's financial advisor to discuss reaching mutually agreeable terms for the acquisition of Safety-Kleen by Laidlaw Environmental. A further meeting was held on March 11 with Mr. Winger and representatives of Laidlaw Environmental's financial and legal advisors and Messrs. Jannotta and Chalhoub and representatives of Safety-Kleen's legal advisors to continue the discussion of the previous day. These meetings led to further conversations about the Laidlaw Environmental Offer and the terms on which Safety-Kleen's Board of Directors would be willing to accept and enter into a merger agreement with Laidlaw Environmental. From March 11, 1998 through March 13, 1998, Safety-Kleen and Laidlaw Environmental, through their respective legal advisors, continued to discuss the proposed terms of a merger agreement.



     On March 13, 1998, Laidlaw Environmental and Safety-Kleen agreed to the amended terms of the Laidlaw Environmental Offer set forth herein and the Merger Agreement, subject to the approval of their respective Boards of Directors. The Boards of Directors of Laidlaw Environmental and Safety-Kleen each approved the Merger Agreement on March 15, 1998. On March 16, 1998, the parties executed the Merger Agreement and issued press releases announcing the execution of the Merger Agreement. The Safety-Kleen Board of Directors unanimously approved the Merger Agreement and recommends that Safety-Kleen Shareholders tender their shares to the Laidlaw Environmental Offer. Pursuant to the Merger Agreement, each Share would be exchanged for $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock, subject to the Minimum Tender Condition and the other conditions set forth herein.



6.  THE MERGER AGREEMENT.



     Set forth below is a brief description of the material terms of the Merger Agreement and related matters. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A and is incorporated herein by reference.



     The Offer. The Merger Agreement provides that LES Acquisition has extended until March 27, 1998 at Midnight EST the Laidlaw Environmental Offer to exchange $18.30 in cash and 2.8 shares of Laidlaw

Environmental Stock for each outstanding Share and that, upon the terms and subject to the prior satisfaction or waiver (except that the Minimum Tender Condition and the Solvency Opinion Condition, each as defined below, may not be waived) of the conditions of the Laidlaw Environmental Offer, LES Acquisition will purchase all Shares validly tendered pursuant to the Laidlaw Environmental Offer. The Merger Agreement provides that if all conditions to the Laidlaw Environmental Offer shall not have been satisfied or waived at the scheduled or extended expiration date of the Laidlaw Environmental Offer, Laidlaw Environmental may, without the consent of the Safety-Kleen, extend the Laidlaw Environmental Offer until the earlier of June 30, 1998 or satisfaction or waiver of such conditions. In addition, the Laidlaw Environmental Offer can be extended for up to five (5) business days (but only twice) if at its scheduled or extended expiration, more than two thirds, but fewer than 90%, of the issued and outstanding Shares have been tendered. See paragraph 7, "Conditions of the Laidlaw Environmental Offer" for a description of the Conditions to Laidlaw Environmental's obligation to purchase Shares pursuant to the Laidlaw Environmental Offer.



THE MERGER -- GENERAL



     The Merger Agreement provides that LES Acquisition will be merged with and into Safety-Kleen, with Safety-Kleen becoming a wholly owned subsidiary of Laidlaw Environmental. In the Merger, each outstanding Share (other than Shares held by Laidlaw Environmental and its affiliates and treasury Shares) will be converted at the Effective Time (as defined below) into the right to receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock. Laidlaw Environmental will also make certain payments necessary to satisfy Safety-Kleen's outstanding debt obligations. Immediately prior to the Effective Time (as defined below) Safety-Kleen will make certain payments with respect to outstanding options under Safety-Kleen's stock option plans.



     As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger (the "Articles of Merger") will be filed with the Secretary of State of the State of Wisconsin in accordance with the relevant provisions of the Wisconsin Business Corporation Law ("WBCL"), a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL") and the parties will make such other filings, recordings or publications required under the WBCL and the DGCL in connection with the Merger. The Merger will become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of the State of Wisconsin and the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware, or such later date as is agreed upon by the parties and specified in the Certificate of Merger and Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time." As a result of the Merger, the separate corporate existence of LES Acquisition will cease and Safety-Kleen will continue as the Surviving Corporation under the name "Safety-Kleen Corp.," and will become a wholly-owned subsidiary of Laidlaw Environmental.



CONVERSION OF SECURITIES



     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Laidlaw Environmental, LES Acquisition or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen, which will be canceled without payment) will be canceled and converted at the Effective Time into the right to receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock (the "Merger Consideration").



     Pursuant to the Merger Agreement, each share of common stock, par value $.0l per share, of LES Acquisition issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become at the Effective Time one share of common stock, par value $.0l per share, of the Surviving Corporation.

STOCK OPTIONS



     The Merger Agreement provides that Safety-Kleen will (a) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (b) grant no additional options or similar rights under the Option Plans or otherwise on or after the date of the Merger Agreement. "Options" is defined under the Merger Agreement to include each stock option granted by Safety-Kleen, whether pursuant to the Option Plans or otherwise.



     Safety-Kleen agrees in the Merger Agreement to cancel all Options (whether or not then exercisable) that Safety-Kleen has the right to cancel, and to use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel, to the cancellation of his Options, with all such cancellations to take effect immediately prior to the Effective Time. For Options which may be settled at exercise by issuance of Shares or cash payment pursuant to the terms of the applicable Option Plan, Safety-Kleen agrees, in consideration of such cancellation, to pay to the holders of such Options, immediately prior to the Effective Time, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. Options exercisable only for Shares may be exercised prior to the Effective Time and exchanged for the Merger Consideration at the Effective Time. In the case of Options related to limited stock appreciation rights ("LSARs"), for each Share subject to such Option, Safety-Kleen agrees to pay (consistent with the rights under the Option Plans) upon cancellation of such Options, an amount in cash equal to the excess, if any, of the change of control value (generally, the highest price at which the Shares trade in the 180 days prior to shareholder approval of the Merger, during the period beginning on the 180th day before the change of control and ending on the day preceding the exercise of the LSAR or, if greater, the highest price per Share paid in the Merger), over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. As of March 16, 1998, directors, executive officers and other employees held in the aggregate Options to purchase 2,375,614 Shares, 2,180,614 of which were Options related to LSAR.



DIRECTORS AND OFFICERS; ARTICLES OF INCORPORATION AND BYLAWS



     The Merger Agreement provides that the directors of LES Acquisition immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Safety-Kleen immediately prior to the Effective Time will be the initial officers of the Surviving Corporation except to the extent that Laidlaw Environmental designates other or additional officers, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation will be amended and restated to be in the form attached as exhibits to the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger -- Indemnification and Insurance."



     The Merger Agreement provides that promptly following the purchase by Laidlaw Environmental and LES Acquisition of shares pursuant to the Laidlaw Environmental Offer, but subject to compliance with Exchange Act Rule 14f-1, Laidlaw Environmental shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of Safety-Kleen's Board of Directors, as will make the percentage of Safety-Kleen's directors designated by Laidlaw Environmental approximately equal to the aggregate voting power of the Shares held by Laidlaw Environmental (and LES Acquisition). Following the election or appointment of Laidlaw Environmental's designees and prior to the Effective Time, any amendment to the Restated Articles of Incorporation or Bylaws of Safety-Kleen, any termination of the Merger Agreement by Safety-Kleen, any extension by Safety-Kleen of the time for the performance of any of the obligations or other acts of Laidlaw Environmental or Waiver or assertion of any of Safety-Kleen's rights under the Merger Agreement, and any other consent or action by the Board of Directors with respect to the Merger Agreement, will require the concurrence of a majority of the directors (if any) not appointed by Laidlaw Environmental. After purchase of Shares pursuant to the Laidlaw Environmental Offer but before Laidlaw Environmental designees are named as Safety-Kleen directors, the Safety-Kleen Board of Directors has agreed not to act without notice to and the participation of Laidlaw Environmental.

REPRESENTATIONS AND WARRANTIES



     Safety-Kleen, Laidlaw Environmental and LES Acquisition have made certain representations and warranties to each other in the Merger Agreement. Safety-Kleen represents and warrants, among other things, as to the organization and qualifications to do business of Safety-Kleen and its significant subsidiaries, its capitalization, its corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, and its ownership of its subsidiaries. Safety-Kleen also makes certain representations and warranties concerning its financial reports, the absence of certain changes and liabilities, employee benefit plans, litigation and legal matters, labor matters, tax matters, environmental matters and title to its properties. Laidlaw Environmental and LES Acquisition represent and warrant, among other things, as to their respective organization and qualification, capital stock, corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, and interim operations of Laidlaw Environmental and LES Acquisition. Laidlaw Environmental also makes certain representations and warranties concerning its financial reports, employee benefit plans, litigation and legal matters, labor matters, tax matters, environmental matters and title to its properties. The representations and warranties of Laidlaw Environmental, LES Acquisition and Safety-Kleen will terminate upon consummation of the Merger.



CONDUCT OF BUSINESS PENDING THE MERGER



     Pursuant to the Merger Agreement, Safety-Kleen has agreed that unless Laidlaw Environmental shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective Time:



          (a) the business of Safety-Kleen and its subsidiaries will be conducted in the ordinary and usual course of business, and Safety-Kleen will use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships;



          (b) neither Safety-Kleen nor any of its subsidiaries will directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of Safety-Kleen or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of Safety-Kleen declared in the ordinary course of business and consistent with past practice and
     (y) dividends by wholly owned subsidiaries of Safety-Kleen); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of Safety-Kleen; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Safety-Kleen; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;



          (c) neither Safety-Kleen nor any of its subsidiaries will, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date of the Merger Agreement, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to Safety-Kleen or a wholly owned subsidiary of Safety-Kleen); (iii) except in the ordinary course of business, and other than indebtedness to or guarantees for the benefit of Safety-Kleen or any affiliate of Safety-Kleen and borrowings to fund payments to holders of Options as contemplated by the Merger Agreement, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible

     (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of Safety-Kleen (other than the incurrence of indebtedness otherwise permitted in the Merger Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existence, license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;



          (d) except for the payment to holders of Options as contemplated by the Merger Agreement, neither Safety-Kleen nor any of its subsidiaries will (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Safety-Kleen and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date of the Merger Agreement) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement;



          (e) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will make any tax election or settle or compromise any federal, state, local or foreign income tax liability;



          (f) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Laidlaw Environmental; and



          (g) neither Safety-Kleen nor any of its subsidiaries will agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of Safety-Kleen in the Merger Agreement untrue or incorrect so as to result in any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of Safety-Kleen and its subsidiaries taken as a whole, or that would prevent or materially delay Safety-Kleen from performing its obligations under the Merger Agreement (a "Material Adverse Effect").



NO SOLICITATION OF PROPOSALS



     The Merger Agreement provides that Safety-Kleen (and its subsidiaries and affiliates) will not, and will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Laidlaw Environmental and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of the Merger Agreement), or other similar transaction involving Safety-Kleen or any subsidiary or division of Safety-Kleen, or the sale of any equity interest in Safety-Kleen or any subsidiary, or (b) any sale by Safety-Kleen or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of Safety-Kleen's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in such provisions of the Merger Agreement prohibits Safety-Kleen or its Board of Directors from (i) subject to certain duties to consult with Laidlaw Environmental and LES Acquisition, issuing a press release or otherwise publicly disclosing the terms of the Merger Agreement; (ii) proceeding with the transactions contemplated by the Merger Agreement; (iii) communicating to Safety-Kleen's shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; (iv) making any disclosure to Safety-Kleen's shareholders which, in the judgment of the Board of Directors of Safety-Kleen, based on the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by Safety-Kleen by any court of competent jurisdiction; and, provided, further, that the Board of Directors of Safety-Kleen may, on behalf of Safety-Kleen, furnish or cause to be furnished information and may direct Safety-Kleen, its directors, officers, employees, representatives or agents to information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity commencing any Acquisition Proposal which was not solicited by Safety-Kleen or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of such non-solicitation provisions of the Merger Agreement, if (x) the Board of Directors of Safety-Kleen concludes in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to Safety-Kleen's Shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of Safety-Kleen, only after receipt of advice from its independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of Safety-Kleen to violate its fiduciary duties to Safety-Kleen's Shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being hereinafter referred to as a "Superior Proposal").



     Safety-Kleen has agreed pursuant to the Merger Agreement to immediately notify Laidlaw Environmental of the terms of any proposal, discussion, negotiation or inquiry (and to disclose any written materials received by Safety-Kleen in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of Safety-Kleen determines, based on the advice of outside legal counsel to Safety-Kleen, that giving such notice would cause the Board of Directors of Safety-Kleen to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law. Safety-Kleen agrees pursuant to the Merger Agreement to, and to cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Safety-Kleen, its subsidiaries or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, Safety-Kleen or any subsidiary with parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.



     The Merger Agreement also provides that, except as set forth therein, neither the Board of Directors of Safety-Kleen nor any committee thereof shall
(a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Laidlaw Environmental or LES Acquisition, the approval or recommendation by the Board of Directors of Safety-Kleen or any such committee of the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Safety-Kleen may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommended a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Laidlaw Environmental's receipt of written notice advising Laidlaw Environmental that the Board of Directors of Safety-Kleen has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that Safety-Kleen shall not enter into an agreement with respect to a Superior Proposal unless Safety-Kleen has finished Laidlaw Environmental with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and caused its financial and legal advisors to negotiate with Laidlaw Environmental to make such amendments to the terms and conditions of the Merger Agreement as would make the Merger Agreement as so amended at least as favorable to Safety-Kleen's shareholders from a financial point of view as the Superior Proposal. In addition, the Merger Agreement provides that if Safety-Kleen proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Laidlaw Environmental the Termination Amount (as defined and described in "-- Fees and Expenses" below). The Merger Agreement also includes a provision authorizing the Safety-Kleen Board of Directors to withdraw or modify the approval or recommendation by the Board of Directors of Safety-Kleen of the Laidlaw Environmental Offer or the Merger if their is a material adverse change in the business or financial condition of Laidlaw Environmental prior to consummation of the exchange pursuant to the Laidlaw Environmental Offer.



CONDITIONS TO CONSUMMATION OF THE MERGER



     The respective obligations of the parties to cause the Merger to be consummated are subject to the satisfaction or waiver of certain conditions, including, among other things: (a) the approval of the Merger Agreement by the vote of the holders of two-thirds of Safety-Kleen's outstanding Shares; (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any agency or authority of competent jurisdiction which prohibits the consummation of the Merger; (c) consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties; and (d) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties to the Merger Agreement shall have used their best efforts to have any such injunction or order vacated.



     The obligations of Laidlaw Environmental to effect the Merger are further subject to the condition that Laidlaw Environmental and LES Acquisition shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Laidlaw Environmental Offer, provided that this condition does not apply if the failure to purchase the Shares constitutes a breach of the Merger Agreement by Laidlaw Environmental or LES Acquisition.



     The obligation of Safety-Kleen to effect the Merger is further subject to the condition that Safety-Kleen shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger and related financings addressed to or for the benefit of the Board of Directors of Safety-Kleen so that the Board of Directors of Safety-Kleen is entitled to rely thereon.



TERMINATION, AMENDMENT AND WAIVER



     Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by Safety-Kleen's shareholders, as follows: (a) by the mutual written consent of Safety-Kleen and Laidlaw Environmental; (b) by either Laidlaw Environmental or Safety-Kleen if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that such right to terminate the Merger Agreement shall not be available to any party that has breached its obligations under the Merger Agreement to use its commercially reasonable best efforts to take such actions as are necessary to consummate the transactions contemplated by the Merger Agreement; (c) by either Laidlaw Environmental or Safety-Kleen if the Shares tendered pursuant to the Laidlaw Environmental Offer have not been acquired by Laidlaw Environmental or LES Acquisition on or before June 30, 1998; (d) by the Board of Directors of Laidlaw Environmental, (i) if prior to the exchange of tendered Shares pursuant to the Laidlaw Environmental Offer Safety-Kleen shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in the Merger Agreement to be complied with or performed by Safety-Kleen at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) Safety-Kleen shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of Safety-Kleen, shall have accepted such a proposal or (iii) the Board of Directors of Safety-Kleen shall have withdrawn or modified in a manner adverse to Laidlaw Environmental or LES Acquisition its approval or recommendation with respect to the Merger; or (e) by the Board of Directors of Safety-Kleen, if (i) prior to the exchange of tendered Shares pursuant to the Laidlaw Environmental Offer, Laidlaw Environmental or LES Acquisition shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Laidlaw Environmental or LES Acquisition, or (ii) if

Safety-Kleen enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that Safety-Kleen shall have complied with the provisions described under "-- No Solicitation of Proposals" above (including the payment of the Termination Amount).



     In the event of termination of the Merger Agreement by either Safety-Kleen or Laidlaw Environmental, no party to the Merger Agreement (or any of its directors, officers, employees, agreements, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to the Merger Agreement, except with respect to the covenants in the Merger Agreement relating to confidential information and payment of expenses. In addition, Laidlaw Environmental, LES Acquisition and Safety-Kleen will each remain liable for any wilful breach by it of the Merger Agreement.



     Amendment. Subject to the applicable provisions of the WBCL and the DGCL, the Merger Agreement may be amended by the parties thereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of Safety-Kleen; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. After the purchase of shares pursuant to the Laidlaw Environmental Offer but prior to the Effective Time, any amendment to the Merger Agreement requires the concurrence of a majority of the Safety-Kleen directors (if any) not appointed by Laidlaw Environmental.



     Waiver. Subject to the applicable provisions of the WBCL and the DGCL, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, or (b) subject to certain limitations after shareholder approval has been obtained, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in the Merger Agreement regarding the failure to object to notice of certain defaults, at any time prior to consummation of the Merger any party thereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant thereto. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. After the purchase of Shares pursuant to the Laidlaw Environmental Offer but prior to the Effective Time, any waiver by Safety-Kleen under the Merger Agreement requires the concurrence of a majority of the Safety-Kleen directors (if any) not appointed by Laidlaw Environmental.



FEES AND EXPENSES



     The Merger Agreement provides that Safety-Kleen and Laidlaw Environmental will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, but that if Laidlaw Environmental terminates the Merger Agreement prior to the purchase of Shares pursuant to the Laidlaw Environmental Offer because, (i) Safety-Kleen has accepted an Acquisition Proposal from a third party, (ii) the Safety-Kleen Board of Directors has failed to recommend approval of the Merger to the Safety-Kleen Shareholders (if shareholder approval is required), (iii) the Safety-Kleen Board of Directors withdraws or modifies its approval or recommendation with respect to the Merger, or (iv) Safety-Kleen has breached a representation or warranty or failed to comply with a covenant included in the Merger Agreement and such breach or failure has resulted in a material adverse effect on Safety-Kleen's business or financial condition, Laidlaw Environmental shall be entitled to reimbursement of up to $25 million in expenses incurred in connection with the Laidlaw Environmental Offer or the Merger Agreement. The Merger Agreement also provides that if Safety-Kleen terminates the Merger Agreement because of a breach of a Laidlaw Environmental representation or warranty or failure to satisfy a covenant or agreement, Safety-Kleen shall be entitled to reimbursement of up to $25 million in expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.



EFFECT ON BENEFIT PLANS AND RELATED MATTERS



     The Merger Agreement provides that for a period of two years following the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the employee benefit plans of the Company and its affiliates existing on the date of the Merger Agreement. All service credited to each employee by Safety-Kleen through the Effective Time shall be recognized by Laidlaw Environmental or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Laidlaw Environmental or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.



     The Merger Agreement also provides that Laidlaw Environmental shall cause the Surviving Corporation: (i) to honor (without modification) and assume Safety-Kleen's written employment agreements, severance agreements and consulting agreements, all as in effect on the date of the Merger Agreement; and
(ii) not to terminate or adversely amend in any manner which adversely affects the benefits that participants in such plans are entitled to thereunder with respect to any periods prior to and including the Effective Time. The Merger Agreement also states that Laidlaw Environmental intends to cause the Surviving Corporation to continue to maintain an office in Elgin, Illinois for two years after the Effective Time.



NOTICES



     Safety-Kleen, Laidlaw Environmental and LES Acquisition agree pursuant to the Merger Agreement to give prompt notice to each other at any time from the date of the Merger Agreement to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in the Merger Agreement so as to result in a Material Adverse Effect or in a material adverse effect upon Laidlaw Environmental or any of its affiliates. If any party receiving a notice shall not object thereto within five business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to such a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such notice. For purposes of this provision, the "actual knowledge" of a party to the Merger Agreement means the best actual knowledge of its chairman of the board, president and chief financial officer.



EXCHANGE OF SHARES FOR MERGER CONSIDERATION



     Promptly after the Effective Time, each shareholder of record of Safety-Kleen will be provided with written instruction from a payment agent designated by Laidlaw Environmental, with the prior approval of Safety-Kleen (the "Exchange Agent") as to how Shares may be surrendered and exchanged for payment of the Merger Consideration. Certificates evidencing Shares should not be surrendered for payment prior to receipt of written instructions from the Exchange Agent. As of the Effective Time, Laidlaw Environmental will deposit with the Exchange Agent cash and Laidlaw Environmental Common Stock sufficient to pay the Merger Consideration.



7.  CONDITIONS OF THE LAIDLAW ENVIRONMENTAL OFFER.



     Minimum Tender Condition. The Laidlaw Environmental Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Laidlaw Environmental and its affiliates, will constitute at least two-thirds of the total number of outstanding Shares on a fully diluted basis (as though all outstanding options or other outstanding securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Laidlaw Environmental pursuant to the Laidlaw Environmental Offer. Under the terms of the Merger Agreement, this condition cannot be waived by Laidlaw Environmental without the consent of Safety-Kleen. Based upon information set forth in the Safety-Kleen Form 10-Q for the quarter ended September 6, 1997, as of September 6, 1997, there were 58,400,729 Shares outstanding. As of March 16, 1998, Laidlaw Environmental owned 601,100 Shares, or approximately 1.03% of the outstanding Shares. Based on the foregoing, Laidlaw Environmental believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 42,302,789 Shares (or 66 2/3%) of the Shares expected to be outstanding immediately prior to the consumma-tion of the Laidlaw Environmental Offer had been validly tendered pursuant to the Laidlaw Environmental Offer and not withdrawn.



     Solvency Opinion Condition. Under the terms of the Merger Agreement, Laidlaw Environmental has agreed that it will not purchase Shares pursuant to the Laidlaw Environmental Offer unless, prior to such purchase, Laidlaw Environmental has delivered to Safety-Kleen an opinion or certificate of a reputable expert firm confirming the solvency of the surviving corporation after the Merger (which opinion may assume that the purchase of Shares pursuant to the Offer and the Merger are consummated simultaneously) and related financings addressed to or for the benefit of the Board of Directors of Safety-Kleen. This condition cannot be waived without the consent of the Safety-Kleen Board of Directors.



     Certain Other Conditions of the Laidlaw Environmental
Offer. Notwithstanding any other provision of the Laidlaw Environmental Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Laidlaw Environmental's obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Laidlaw Environmental Offer), and subject to Laidlaw Environmental's obligation under the Merger Agreement to use its commercially reasonable best efforts to consummate the transactions contemplated by the Merger Agreement (the "Best Efforts Obligation"), Laidlaw Environmental shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Laidlaw Environmental Offer as to any Shares not then exchanged, if at the Expiration Date the Minimum Tender Condition has not been satisfied or waived or if on or after the date of this Supplement and on or prior to the Expiration Date any of the following events shall not have occurred:



          (a) The shares of Laidlaw Environmental Common Stock (and accompanying Rights) which shall be issued to the Safety-Kleen Shareholders in the Laidlaw Environmental Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.



          (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.



          (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Laidlaw Environmental Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Laidlaw Environmental Offer and/or the Merger.



          (d) There shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on January 14, 1998, (iii) any change in the general political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the reasonable judgment of Laidlaw Environmental, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, license or franchises, results of operations or prospects of Safety-Kleen or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that in the reasonable judgment of Laidlaw Environmental might affect, the extension of credit by banks or other lending institutions,
     (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Laidlaw Environmental Offer, a material acceleration or worsening thereof.



          (e) The representations and warranties of Safety-Kleen set forth in the Merger Agreement shall be true and correct in all material respects.



          (f) Safety-Kleen shall have performed all obligations and complied with any agreement or covenant of Safety-Kleen to be performed or complied with by it under the Merger Agreement.



          (g) The Merger Agreement shall not have been terminated in accordance with its terms.



     The foregoing conditions (a) through (g) are for the sole benefit of Laidlaw Environmental and subject to the Best Efforts obligation may be asserted by Laidlaw Environmental regardless of the circumstances giving rise to any such conditions or may be waived by Laidlaw Environmental in whole or in part (other than the condition relating to effectiveness of this Registration Statement). The failure by Laidlaw Environmental at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time (subject to the Best Efforts obligation and the other agreements of Laidlaw Environmental pursuant to the Merger Agreement). Notwithstanding the fact that Laidlaw Environmental reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, Laidlaw Environmental will either promptly exchange such Shares or promptly return such Shares.



8.  CERTAIN LEGAL MATTERS.



     Pursuant to the terms of the Merger Agreement, each of Safety-Kleen, LES Acquisition and Laidlaw Environmental have agreed to dismiss all pending litigation relating to the Laidlaw Environmental Offer and the actions of Safety-Kleen and Laidlaw Environmental and each of their respective officers, directors, employees and advisors in connection therewith.



     The following supplements the information set forth in the Prospectus under the caption "Background of the Laidlaw Environmental Offer -- Litigation."



     On January 28, 1998, the parties commenced an evidentiary hearing on Laidlaw Environmental's second Motion for Preliminary Injunction. On the first day of trial, Laidlaw Environmental voluntarily dismissed its claims with respect to the break-up fee and, as a consequence, SK Parent and SK Acquisition voluntarily withdrew as intervening parties. The hearing concluded on February 3, 1998. On February 4, 1998, the United States District Court for the Northern District of Illinois denied Laidlaw Environmental's second Motion for Preliminary Injunction in an opinion read from the bench, but not otherwise issued in written form.



     On February 5, 1998, Laidlaw Environmental filed an Emergency Motion to Compel Compliance with Securities Exchange Act of 1934 Rules 14-9(b) and 14e-2(b). That motion sought an order compelling the Safety-Kleen Board of Directors to respond immediately to Laidlaw Environmental's Amended Exchange Offer dated January 28, 1998, and file an amended Schedule 14D-9 with respect to that Amended Offer. The United States District Court for the Northern District of Illinois denied that motion the same day.



     On February 26, 1998, Laidlaw Environmental filed a new Motion for Preliminary Injunction in which Laidlaw Environmental sought an order compelling the Director Defendants (i) to amend the Rights Plan to make it inapplicable to the Laidlaw Environmental Offer or to redeem the rights; and (ii) to make the Wisconsin Business Combination Statute, Wis Stat. sec. 180.1140, et seq. inapplicable to the Laidlaw Environmental Offer. The United States District Court for the Northern District of Illinois scheduled an argument for March 2, 1998, on the issue of when that motion should be heard. On March 2, 1998, the Court set the motion for oral argument on Thursday, March 5, 1998.



     On March 5, 1998, the United States District Court for the Northern District of Illinois denied Laidlaw Environmental's Motion for Preliminary Injunction without prejudice, and set the motion for a full evidentiary hearing at 10:30 a.m. on March 12, 1998. On March 12, 1998, the parties appeared in court and jointly requested a postponement of the hearing. The Court held a telephonic status hearing at 4:00 p.m. that same day. At that time, the parties requested that the Court continue the status to March 13, 1998, at 2:25 p.m. Prior to that time, the parties requested that the Court again reschedule the status hearing for 2:00 p.m. on March 16, 1998.



9.  EXPIRATION DATE.



     Laidlaw Environmental and LES Acquisition hereby extend the Expiration Date of the Laidlaw Environmental Offer to 12:00 midnight, New York City time, on
March   , 1998.



     EXCEPT AS AMENDED AND SUPPLEMENTED HEREBY, ALL PROVISIONS OF THE PROSPECTUS REMAIN UNAFFECTED.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Safety-Kleen Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.



                       IBJ SCHRODER BANK & TRUST COMPANY



          BY HAND              BY FACSIMILE TRANSMISSION                 BY MAIL
    OR OVERNIGHT COURIER
      One State Street      (for Eligible Institutions only)           P.O. Box 84
  New York, New York 10004           (212) 858-2611               Bowling Green Station
     Attn: Reorg. Dept.          Confirm by telephone:        New York, New York 10274-0084
   Securities Processing             (212) 858-2103                Attn: Reorg. Dept.
        Window SC-1
                                    Telephone Number
                                    For Information:
                                     (212) 858-2100



     Any questions or requests for assistance or additional copies of this Supplement, the Prospectus or the Supplement, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Laidlaw Environmental Offer.



         The Information Agent for the Laidlaw Environmental Offer is:



                               MORROW & CO., INC.


                                909 Third Avenue


                                   20th Floor


                               New York, NY 10022


                                 (212) 754-8000


                            Toll Free (800) 566-9061



                     Banks and Brokerage Firms please call:


                                 (800) 662-5200



           The Dealer Manager for the Laidlaw Environmental Offer is:



                            BEAR, STEARNS & CO. INC.


                                245 Park Avenue


                               New York, NY 10167


                                 (212) 499-2403


                                       or


                            Toll Free (888) 285-3977

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER



                          DATED AS OF MARCH 16, 1998,



                                  BY AND AMONG



                      LAIDLAW ENVIRONMENTAL SERVICES, INC.



                              LES ACQUISITION INC.



                                      AND



                               SAFETY-KLEEN CORP.

                               TABLE OF CONTENTS



                                                                     PAGE
                                                                     ----
                               ARTICLE I.
                        THE OFFER AND THE MERGER
1.1.   The Offer and the Merger....................................
1.2.   Closing.....................................................
1.3.   Effective Time..............................................
1.4.   Effects of the Merger.......................................
1.5.   Articles of Incorporation; By-laws; Purposes................
1.6.   Directors...................................................
1.7.   Officers....................................................

                               ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
2.1.   Conversion of Shares........................................
2.2.   Employee Stock Options......................................
2.3.   Surrender of Certificates...................................

                              ARTICLE III.
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1.   Organization and Qualifications.............................
3.2.   Capitalization..............................................
3.3.   Authority and Absence of Conflict...........................
3.4.   Reports.....................................................
3.5.   Absence of Certain Changes; Liabilities.....................
3.6.   Employee Benefit Plans......................................
3.7.   Litigation; Violation of Law................................
3.8.   Labor.......................................................
3.9.   Taxes.......................................................
3.10.  Environmental Matters.......................................
3.11.  Brokers.....................................................
3.12.  Title to Properties.........................................
3.13.  Information Supplied........................................
3.14.  Opinion of Financial Advisor................................
3.15.  Board Approval and Recommendation...........................
3.16.  Required Company Vote.......................................
3.17.  Rights Agreement............................................
3.18.  Proxy Statement and Schedule 14D-9..........................

                               ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF LAIDLAW
                    ENVIRONMENTAL AND LES ACQUISITION
4.1.   Organization and Qualification..............................
4.2.   Capital Stock of Laidlaw Environmental and LES
       Acquisition.................................................
4.3.   Authority and Absence of Conflict...........................
4.4.   Reports.....................................................
4.5.   Absence of Certain Changes; Liabilities.....................
4.6.   Interim Operations of LES Acquisition.......................
4.7.   Brokers.....................................................
4.8.   Proxy Statement.............................................
4.9.   No Litigation...............................................
4.10.  Employee Benefit Plans......................................

                                                                     PAGE
                                                                     ----
4.11.  Labor.......................................................
4.12.  Taxes.......................................................
4.13.  Environmental Matters.......................................
4.14.  Title to Properties.........................................

                               ARTICLE V.
        COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER
5.1.   Conduct of Business of the Company..........................

                               ARTICLE VI.
                          ADDITIONAL AGREEMENTS
6.1.   Preparation of Proxy Statement; Shareholders Meeting........
6.2.   Access to Information.......................................
6.3.   Filings; Commercially Reasonable Best Efforts...............
6.4.   Public Announcements........................................
6.5.   Notification of Certain Matters.............................
6.6.   Indemnification and Insurance...............................
6.7.   Solicitation................................................
6.8.   Board of Directors..........................................
6.9    Employee Benefits, Etc. ....................................
6.10.  Purchase of Shares Pursuant to Offer; Solvency Opinion......
6.11.  Dismissal of Lawsuits.......................................

                              ARTICLE VII.
                          CONDITIONS PRECEDENT
7.1.   Conditions to Each Party's Obligation to Effect the
       Merger......................................................
7.2.   Conditions to Obligations of Laidlaw Environmental..........
7.3.   Conditions to Obligation of the Company.....................

                              ARTICLE VIII.
                    TERMINATION, AMENDMENT AND WAIVER
8.1.   Termination.................................................
8.2.   Effect of Termination.......................................

                               ARTICLE IX.
                           GENERAL PROVISIONS
9.1.   Nonsurvival of Representations and Warranties...............
9.2.   Payment of Certain Fees and Expenses........................
9.3.   Notices.....................................................
9.4.   Certain Definitions; Interpretation.........................
9.5.   Entire Agreement............................................
9.6.   Counterparts................................................
9.7.   Severability................................................
9.8.   Captions....................................................
9.9.   Amendment...................................................
9.10.  Waiver......................................................
9.11.  No Third-Party Beneficiaries; Assignability.................
9.12.  Best Knowledge..............................................
9.13.  Governing Law...............................................

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 16, 1998, is by and among Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"), LES Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Laidlaw Environmental ("LES Acquisition"), and Safety-Kleen Corp., a Wisconsin corporation (the "Company").



                                    RECITALS



     A. Laidlaw Environmental and LES Acquisition have commenced an offer to exchange (the "Offer") $18.30 per share net to the seller in cash and 2.8 shares of common stock, par value $1.00 per share, of Laidlaw Environmental (the "Laidlaw Environmental Common Stock") (together, the "Offer Consideration"), for each outstanding common share, par value $0.10 per share, of the Company, including the Rights (as defined in Section 3.2) associated therewith (the "Shares").



     B. The respective Boards of Directors of the Company, Laidlaw Environmental and LES Acquisition have determined that the merger of LES Acquisition with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding Share (other than Shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.4) of the Company or by Laidlaw Environmental or any of its affiliates) will be converted into the right to receive the Offer Consideration (the "Merger Consideration").



     C. Laidlaw Environmental has caused LES, Inc., the sole stockholder of LES Acquisition, to vote all of its Shares by a consent of sole stockholder, dated March 15, 1998, in favor of the Merger.



     D. Laidlaw Environmental, LES Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.



                                   AGREEMENTS



     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:



                                   ARTICLE I.



                            THE OFFER AND THE MERGER



     1.1. The Offer and the Merger. (a) Promptly after the execution and delivery of this Agreement, Laidlaw Environmental and LES Acquisition shall extend the Offer until midnight (New York city time) on March 27, 1998 (or such later date as may be required by the Securities and Exchange Commission (the "SEC")) and upon expiration of the Offer, subject only to the conditions set forth in Schedule 1.1 hereto (the "Offer Conditions") and Section 6.10, Laidlaw Environmental shall pay for all of the Shares validly tendered and not withdrawn as soon as legally permissible. Notwithstanding the foregoing, Laidlaw Environmental may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer, any of the conditions to Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for a period of up to five Business Days, but only twice, if, on any scheduled expiration date on which the Offer Conditions shall have been satisfied or waived, the number of Shares which have been validly tendered and not withdrawn represent more than 66 2/3% of the aggregate outstanding Shares, but less than 90% of the then issued and outstanding Shares, provided, however, that Laidlaw Environmental acknowledges and agrees that Laidlaw Environmental will not waive or attempt to waive Section
6.10 or the Offer Condition set forth in paragraph 1 of Schedule 1.1 without the prior written consent of the Company.

     (b) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company's shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents and warrants that William Blair & Company has delivered to the Company Board of Directors its written opinion that the consideration to be received by the Company's shareholders pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, and a complete and correct copy of such opinion has been delivered by the Company to Laidlaw Environmental.



     (c) Not later than the third business day after the date of this Agreement, the Company will file with the SEC an amended Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations described in subparagraph 1.1(b)) above and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Laidlaw Environmental and its counsel shall be given a reasonable opportunity to review and comment on such amendment to Schedule 14D-9 prior to its filing with the SEC. Each of the Company and Laidlaw Environmental will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable law.



     (d) As promptly as practicable following the consummation of the Offer and the satisfaction or waiver of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the provisions of the Wisconsin Business Corporation Law (the "WBCL") and the Delaware General Corporation Law (the "DGCL"), LES Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon the Effective Time, the separate existence of LES Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Safety-Kleen Corp.," to be governed by the laws of the State of Wisconsin.



     1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Article VII (the "Closing Date"), at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, unless another date, time or place is agreed to in writing by the parties hereto.



     1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file appropriate Articles of Merger (the "Wisconsin Articles of Merger") and a Certificate of Merger (the "Delaware Certificate of Merger") as provided in the WBCL and the DGCL, respectively, and shall make such other filings, recordings or publications required under the WBCL and DGCL in connection with the Merger. The Merger shall become effective upon the date on which the Wisconsin Articles of Merger have been received for filing by the Secretary of the State of Wisconsin, which shall be the date when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, or such later date as is agreed upon by the parties and specified in the Wisconsin Articles of Merger and the Delaware Certificate of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."



     1.4. Effects of the Merger.  The Merger shall have the effects set forth in
Section 180.1106 of the WBCL and in Section 259 of DGCL.



     1.5. Articles of Incorporation; By-laws; Purposes. (a) At the Effective Time of the Merger, and without any further action on the part of the Company, Laidlaw Environmental or LES Acquisition, the

Articles of Incorporation of the Surviving Corporation shall be in the form of Exhibit A attached hereto, until thereafter amended as provided therein and under the WBCL.



     (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Laidlaw Environmental or LES Acquisition, the By-laws of the Surviving Corporation shall be in the form of Exhibit B attached hereto, until thereafter amended as provided therein or by applicable law.



     1.6. Directors. The directors of LES Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



     1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation except to the extent that Laidlaw Environmental designates other or additional officers, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.



                                  ARTICLE II.



                   EFFECT OF THE MERGER ON THE CAPITAL STOCK


                        OF THE CONSTITUENT CORPORATIONS



     2.1. Conversion of Shares. At the Effective Time and by virtue of the Merger, and without any action on the part of the holders thereof:



          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Subsection 2.1(b) below) shall be converted into the right to receive the Merger Consideration. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.3.



          (b) Each Share held in the treasury of the Company, if any, and each Share owned by Laidlaw Environmental, LES Acquisition or the Company, or by any direct or indirect subsidiary of any of them, shall be canceled and retired without payment of any consideration therefor.



          (c) Each share of common stock, par value $.01 per share, of LES Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable (except for certain statutory personal liability which may be imposed on shareholders under Section 180.0622(2)(b) of the WBCL) share of Common Stock of the Surviving Corporation.



     2.2. Employee Stock Options. The Company shall (i) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Option Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.2, "Options" shall include each stock option granted by the Company, whether pursuant to the Option Plans or otherwise.



     The Company shall use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options (irrespective of their exercise price), and upon obtaining such consent, shall cancel the options covered by such consent or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect immediately prior to the Effective Time. In consideration of each cancellation of Options, the holders of such Options shall receive from the Company the consideration set forth for such Options in the Company Disclosure Schedule.



     2.3. Surrender of Certificates. (a) From and after the Effective Time, a bank or trust company to be designated by Laidlaw Environmental, with the prior approval of the Company (the "Exchange Agent"), shall act as exchange agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1. As of the Effective Time, Laidlaw Environmental shall, for the benefit of the holders of Shares (excluding any Shares described in Section 2.1(b)), on behalf of LES Acquisition, deposit with the Exchange Agent cash, and shall promptly make available to the Exchange Agent certificates representing the shares of Laidlaw Environmental Common Stock, for the payment in accordance with this Article II, through the Exchange Agent, in an aggregate amount equal to the Merger Consideration multiplied by the number of outstanding Shares immediately prior to the Effective Time (excluding any Shares described in Section 2.1(b)) (such cash and certificates for shares of Laidlaw Environmental Common Stock being hereinafter referred to as the "Exchange Fund"). Laidlaw Environmental shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Upon the surrender of each Certificate and the delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Laidlaw Environmental, LES Acquisition or the Company or any direct or indirect subsidiary of Laidlaw Environmental, LES Acquisition or the Company) shall represent solely the right to receive the Merger Consideration applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration applicable to the Shares represented thereby, without any interest thereon. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.



     (b) Promptly following the date of the first anniversary of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor, without any interest thereon, (i) the Merger Consideration applicable to the Shares represented thereby; (ii) the amount of any dividends or other distributions theretofore paid with respect to the shares of Laidlaw Environmental Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (iii) the amount of any dividends or other distributions payable with respect to such shares of Laidlaw Environmental Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and
(iv) the amount of any cash payable with respect to a fractional share of Laidlaw Environmental Common Stock to which such holder is entitled. Holders of Certificates shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.



     (c) Promptly after the Effective Time, the Exchange Agent shall mail, to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a form of letter of transmittal and instructions, approved by Laidlaw Environmental, for use in surrendering such Certificates and receiving the Merger Consideration therefor.



     (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Merger Consideration

(and the other amounts, if any, due under Section 2.3(b)), and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in Section 2.1 hereof, and the other amounts, if any, due under Section 2.3(b).



     (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, provided that such investment shall be
(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and
(B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.



                                  ARTICLE III.



                         REPRESENTATIONS AND WARRANTIES


                                 OF THE COMPANY



     The Company represents and warrants to Laidlaw Environmental and LES Acquisition that, as of November 20, 1997 (except where such representations and warranties are specifically stated to be as of a different date), except as specifically disclosed or reflected (including, in the case of financial statements, provided for) in the Company Disclosure Schedule delivered herewith to Laidlaw Environmental and LES Acquisition, or in the Company's Form 10-K for the fiscal year ended December 28, 1996 ("Form 10-K") as filed with the SEC, any subsequently filed Forms 10-Q and Forms 8-K, the annual report to shareholders for the fiscal year ended December 28, 1996 delivered to Laidlaw Environmental (the "Annual Report"), and the proxy statement for the 1997 Annual Meeting (such Forms, the Annual Report and such proxy statement, including without limitation any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "SEC Reports"):



     3.1. Organization and Qualifications. Each of the Company and its Significant Subsidiaries (as defined in Section 9.4) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Company Material Adverse Effect (as defined in Section 9.4). Each of the Company and its Significant Subsidiaries has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the charter and by-laws of each of the Company and its Significant Subsidiaries, and all amendments thereto as presently in effect, have been delivered to Laidlaw Environmental, and such copies are complete and correct as of the date hereof.

     3.2. Capitalization. (a) The authorized capital stock of the Company consists of (i) 300,000,000 Shares of which, as of February 28, 1998, 59,930,589 Shares were issued and outstanding and (ii) 1,000,000 Shares of preferred stock, par value $.10 per share, of the Company (the "Preferred Stock"), none of which is issued and outstanding. As of February 28, 1998, (i) 3,910,158 Shares were reserved for issuance upon the exercise of outstanding options granted pursuant to the Option Plans, 116,449 Shares are reserved for issuance under the Employee Stock Purchase Plan and 120,000 Shares are reserved for issuance under the Company's 1988 Non-Qualified Stock Option Plan for outside directors and (ii) 64,077,196 Shares were reserved for issuance in connection with the Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended by a First Amendment to Rights Agreement dated as of August 10, 1990, Second Amendment to Rights Agreement dated as of November 20, 1997, Third Amendment to Rights Agreement dated as of March 11, 1998, and the Fourth Amendment to the Rights Agreement dated as of March 16, 1998 (as so amended, the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. Except as set forth above, and except for warrants dated January 27, 1995 issued to H. Wayne Huizenga to purchase up to 200,000 Shares, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof). The Company Disclosure Schedule lists each subsidiary of the Company and the ownership interest therein of the Company. All outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.



     (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries.



     3.3. Authority and Absence of Conflict. (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, other than, if required in order to consummate the Merger under the WBCL, the approval and adoption of this Agreement and the Merger by holders of sixty-six and two-thirds percent of the outstanding Shares (the "Company Shareholder Approval") at a meeting of the shareholders of the Company held for this purpose (the "Shareholder Meeting"). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Laidlaw Environmental and LES Acquisition) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.



     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any of its Significant Subsidiaries, (y) the charter or by-laws of any of its Subsidiaries that are not Significant Subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y),
(i)(z), and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which would not have a Company Material Adverse Effect.



     (c) Other than in connection with or in compliance with the provisions of the WBCL, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the federal, state and local environmental, health or safety laws or regulations, and to the best knowledge of the Company, certain state securities or "takeover" statutes, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would not have a Company Material Adverse Effect.



     3.4. Reports. The Company has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the SEC since December 31, 1995, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K and in the Form 10-Q for the thirty-six weeks ended September 6, 1997 (the "Form 10-Q") fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of the Company and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Form 10-K and in the Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The information contained in the financial statements included in the Company's Form 10-K for the year ended January 3, 1998 will conform in all material respects with the Company's year end financial results disclosed in the Company's February 13, 1998 press release. The representations and warranties set forth in this Section 3.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the SEC prior to the date of this Agreement, or (ii) would not have a Company Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.



     3.5. Absence of Certain Changes; Liabilities. Since December 28, 1996, except for entering into and terminating the Agreement and Plan of Merger, dated as of November 20, 1997, between and among SK Parent, SK Acquisition and the Company (the "Buyout Merger Agreement") and except in connection with the Offer and the Merger (i) the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries that has had a Company Material Adverse Effect, (iii) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Liabilities") except Liabilities that do not have a Company Material Adverse Effect, and (iv) neither the Company nor any of its subsidiaries has taken any of the actions contemplated by Section 5 hereof.



     3.6. Employee Benefit Plans. (a) With respect to all employees and former employees of the Company, neither the Company nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Company Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Company Material Adverse Effect. The Company Disclosure Schedule includes a list of all plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates (the "Employee Benefit Plans"). The term "affiliate" for purposes of this Section 3.6 means any organization that would be aggregated with the Company under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").



     (b) Each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal Revenue Service (the "IRS") and received a determination letter which states that such Employee Benefit Plan is so qualified, and to the best of the Company's knowledge no event has occurred since the date of such letter which would (i) cause such Employee Benefit Plan not to be so qualified or (ii) cause any trust maintained under such Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.



     (c) To the best knowledge of the Company, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Company Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or
Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Company Material Adverse Effect.



     (d) Neither the Company nor any affiliate maintains any Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.



     (e) Neither the Company nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in
Section 3(37) of ERISA.



     (f) Neither the Company nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.



     (g) There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Company Material Adverse Effect.



     (h) With respect to any employee or former employee of the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), neither the Company nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any subsidiary or affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

     (i) With respect to each of the Employee Benefit Plans, the Company will deliver or make reasonably available to Laidlaw Environmental true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and (vi) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Internal Revenue Code.



     (j) To the best of the Company's knowledge, each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.



     (k) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of incurring any such liability (other than for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due)). Insofar as the representation made in this section 3.6(k) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.



     (l) The PBGC has not instituted proceedings to terminate any Employee Benefit Plan subject to Title IV of ERISA ("Title IV Plan") and to the best of the Company's knowledge no condition exists that presents a risk that such proceedings will be instituted.



     (m) With respect to the Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.



     (n) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.



     (o) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle the current and former employees and current and former officers of the Company and any affiliates to severance pay, which, in the aggregate, will exceed $45,744,000 unless the Surviving Corporation does not offer employment to an employee who is an eligible employee who is eligible for severance pay under the Safety-Kleen Corp. Severance Pay Plan in a position with total compensation that is within 15 percent of the employee's current total compensation and at a location that is within a 30 mile radius of the employee's current work location.



     (p) All actions will have been taken, or which have failed to be taken, with respect to the Employee Benefit Plans, would not, in the aggregate, have a Company Material Adverse Effect.



     3.7. Litigation; Violation of Law. (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the Merger, and as of the date of this Agreement there are no such matters involving a contingent liability, within the meaning of that term in Financial Accounting Standards Bulletin No. 5, of more than $20,000,000.

     (b) To the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Company Material Adverse Effect.



     3.8. Labor. There is no material dispute, grievance, controversy, strike or request for union representation pending, or, to the best knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries.



     3.9. Taxes. (a) The Company and each subsidiary of the Company have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Company Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.



     (b) The Company and each subsidiary of the Company have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of all Taxes due, except where the failure to pay or establish adequate reserves would not have a Company Material Adverse Effect.



     (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any subsidiary of the Company, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of the Company and each subsidiary of the Company consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.



     (d) There are no material Liens for Taxes upon the assets of the Company except (i) with respect to matters beings contested in good faith and (ii) Liens for Taxes not yet due.



     (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company.



     (f) The Company is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.



     (g) The Company has not filed a consent pursuant to Section 341(f)(2) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code) owned by the Company.



     (h) The Company is a corporation within the meaning of (S)7701(a)(3) of the Internal Revenue Code.



     (i) For purposes of this Agreement, the following terms shall have the following meanings:



          (i) "Taxes" shall mean all United States Federal, state, territorial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.



          (ii) "Tax Returns" shall mean all United States Federal, state, territorial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.



     3.10. Environmental Matters. (a) Except for violations of the following clauses (i) through (vii) that would not have a Company Material Adverse Effect on the Company, to the best knowledge of the Company, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by the Company or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by the Company or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against the Company or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any subsidiaries,
(vii) neither the Company, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) the Company will provide or make available to Laidlaw Environmental each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by the Company or any of its subsidiaries (x) sufficient to put Laidlaw Environmental on notice of any condition of environmental impairment which would give rise to a Company Material Adverse Effect and (y) of which the Company has knowledge.



     (b) As used herein, "Environmental Law" means any United States Federal, territorial, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the date hereof, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.



     (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated byphenyls.



     3.11. Brokers. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.



     3.12. Title to Properties. The Company and its subsidiaries have good, valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the SEC Reports (the

"Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the SEC Reports and the financial statements included therein or in the Company Disclosure Schedule and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Company Material Adverse Effect.



     3.13. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)), if any, will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Laidlaw Environmental or LES Acquisition specifically for inclusion therein.



     3.14. Opinion of Financial Advisor. The Company has received the opinion of William Blair & Company L.L.C. to the effect that the consideration to be received in the Merger by the Company's shareholders (other than Laidlaw Environmental or any affiliate thereof) is fair to such holders of Shares from a financial point of view.



     3.15. Board Approval and Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, and
(ii) subject to the other provisions hereof, resolved to approve the Agreement and the transactions contemplated hereby, including the Offer and the Merger, for purposes of Section 180.1141 of the WBCL and as a result rendered inapplicable to the Offer and the Merger the restrictions on business combinations set forth therein, and (iii) subject to the provisions hereof, resolved to recommend that the holders of Shares accept the Offer and approve this Agreement and the transactions contemplated herein, including the Merger. Notwithstanding anything to the contrary herein, the Board of Directors of the Company shall have the right to modify or withdraw its recommendation if an event or circumstance resulting in a Laidlaw Environmental Material Adverse Effect occurs prior to the Effective Time.



     3.16. Required Company Vote. The Company Shareholder Approval, if required by applicable law, is the only vote of the holders of any class or series of the Company's securities that may be necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.



     3.17. Rights Agreement. The Board of Directors of the Company has amended the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement nor the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Laidlaw Environmental or any of its affiliates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement).



     3.18. Proxy Statement and Schedule 14D-9. None of the information supplied in writing by the Company specifically for inclusion in the Schedule 14D-9 or the Proxy Statement (if any), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.



                         REPRESENTATIONS AND WARRANTIES


                  OF LAIDLAW ENVIRONMENTAL AND LES ACQUISITION



     Laidlaw Environmental and LES Acquisition each represent and warrant, jointly and severally, to the Company that, except as disclosed or reflected in the Laidlaw Environmental Disclosure Schedule delivered herein to the Company:



     4.1. Organization and Qualification. Each of Laidlaw Environmental and LES Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Laidlaw Environmental Material Adverse Effect. Each of Laidlaw Environmental and LES Acquisition has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the respective charter documents and by-laws of Laidlaw Environmental and LES Acquisition have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.



     4.2. Capital Stock of Laidlaw Environmental and LES Acquisition. (a) As of the date hereof, and at all times thereafter up to and including the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of LES Acquisition shall be duly authorized, validly issued, fully paid, non-assessable and owned indirectly by Laidlaw Environmental, free and clear of all liens, claims and encumbrances, except as provided by (i) the Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., The Several Lenders from Time to time Parties thereto, Toronto Dominion (Texas) Inc., as General Administrative Agent, TD Securities (USA), Inc., as Arranger, The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago, as Managing Agents and NationsBank, N.A. as Syndication Agent, dated as of May 9, 1997 and (ii) a new credit agreement for the facility being arranged by the TD Securities (USA), Inc. in connection with the Offer and the Merger (the "New Credit Facility").



     (b) The authorized capital stock of Laidlaw Environmental consists of (i) 750,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share of which, as of January 30, 1998, there were 182,282,097 shares issued and outstanding, and (ii) 1,000,000 shares of Laidlaw Environmental Preferred Stock, par value $1.00 per share, none of which is issued and outstanding. All of the outstanding shares of Laidlaw Environmental Common Stock, have been duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Laidlaw Environmental's Form 10-K for the fiscal year ended August 31, 1997 or as issued since that date in accordance with the terms of Laidlaw Environmental stock option plans referenced therein, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than the Offer and this Agreement, relating to any of the capital stock of the Company.



     4.3. Authority and Absence of Conflict. (a) Each of Laidlaw Environmental and LES Acquisition has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Laidlaw Environmental and LES Acquisition and the consummation by Laidlaw Environmental and LES Acquisition of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Laidlaw Environmental and LES Acquisition, and by LES, Inc. as sole shareholder of LES Acquisition, and no other corporate proceedings on the part of Laidlaw Environmental or LES Acquisition are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Laidlaw Environmental and LES Acquisition and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Neither the execution and delivery of this Agreement by Laidlaw Environmental or LES Acquisition, nor the consummation by them of the transactions contemplated hereby, nor compliance by Laidlaw Environmental or LES Acquisition with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary of Laidlaw Environmental is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a Laidlaw Environmental Material Adverse Effect.



     (c) Other than in connection with or in compliance with the provisions of the WBCL, the DGCL, the HSR Act, the Exchange Act, the Securities Act of 1933, as amended, certain antitrust or competition approvals from foreign jurisdictions, certain state securities or "takeover" statutes and the environmental, health or safety laws or regulations of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Laidlaw Environmental and LES Acquisition of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, have a Laidlaw Environmental Material Adverse Effect.



     4.4. Reports. Laidlaw Environmental has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the SEC since August 31, 1997, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K for the fiscal year ended August 31, 1997 (the "Laidlaw Form 10-K") and in the Form 10-Q for the quarterly period ended November 30, 1997 (the "Laidlaw Form 10-Q") fairly presented the consolidated financial position of Laidlaw Environmental and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of Laidlaw Environmental and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Laidlaw Form 10-K and in the Laidlaw Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The representations and warranties set forth in this
Section 4.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the SEC prior to the date of this Agreement, or
(ii) would not have a Laidlaw Environmental Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of Laidlaw Environmental's subsidiaries is required to file any forms, reports or other documents with the SEC.



     4.5. Absence of Certain Changes; Liabilities. Except in connection with the Offer and the Merger, including the payment of fees and expenses incurred in connection with the New Credit Facility and the purchase and payment for Shares pursuant to the Offer, since August 31, 1997, (i) Laidlaw Environmental and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of Laidlaw Environmental and its subsidiaries that has had a Laidlaw Environmental Material Adverse Effect, (iii) neither Laidlaw Environmental nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Laidlaw Liabilities") except Laidlaw Liabilities that do not have a Laidlaw Environmental Material Adverse Effect, and (iv) neither Laidlaw Environmental nor any of its subsidiaries has taken any of the actions contemplated by Section 5 hereof.



     4.6. Interim Operations of LES Acquisition. LES Acquisition was formed on November 12, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.



     4.7. Brokers. Except as set forth in the Offer, no agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Laidlaw Environmental or LES Acquisition.



     4.8. Proxy Statement. None of the information supplied in writing by Laidlaw Environmental or LES Acquisition specifically for inclusion in the Proxy Statement, if any, or the Schedule 14D-9 will, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.



     4.9. No Litigation. (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of Laidlaw Environmental, threatened against Laidlaw Environmental, LES Acquisition or any of their respective affiliates, nor is Laidlaw Environmental, LES Acquisition or any of their respective affiliates subject to any order, judgment, writ, injunction or decree, in either case which would have a Laidlaw Environmental Material Adverse Effect.



     (b) To the best knowledge of Laidlaw Environmental, the businesses of Laidlaw Environmental and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Laidlaw Environmental Material Adverse Effect.



     4.10. Employee Benefit Plans. (a) With respect to all employees and former employees of Laidlaw Environmental, neither Laidlaw Environmental nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of Laidlaw Environmental or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of Laidlaw Environmental or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect. Laidlaw Environmental plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates are referred to as the "Laidlaw Environmental Employee Benefit Plans". The term "affiliate" for purposes of this
Section 4.10 means any organization that would be aggregated with the Company under Section 414(b), (c) or (m) of the Internal Revenue Code.

     (b) Each Laidlaw Environmental Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal Revenue Service (the "IRS") and received a determination letter which states that such Laidlaw Environmental Employee Benefit Plan is so qualified, and to the best of Laidlaw Environmental's knowledge no event has occurred since the date of such letter which would (i) cause such Laidlaw Environmental Employee Benefit Plan not to be so qualified or
(ii) cause any trust maintained under such Laidlaw Environmental Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.



     (c) To the best knowledge of Laidlaw Environmental, with respect to each Laidlaw Environmental Employee Benefit Plan which is subject to Title I of ERISA, neither Laidlaw Environmental nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect.



     (d) There is no pending or, to the best knowledge of Laidlaw Environmental, threatened legal action, proceeding or investigation against or involving any Laidlaw Environmental Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect.



     (e) To the best of Laidlaw Environmental's knowledge, each Laidlaw Environmental Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.



     (f) No liability under Title IV or Section 302 of ERISA has been incurred by Laidlaw Environmental or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Laidlaw Environmental or any affiliate of incurring any such liability (other than for premiums due the PBGC (which premiums have been paid when due)). Insofar as the representation made in this section 4.10(e) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Laidlaw Environmental or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.



     (g) The PBGC has not instituted proceedings to terminate any Laidlaw Environmental Employee Benefit Plan subject to Title IV of ERISA (a "Laidlaw Environmental Title IV Plan") and to the best of Laidlaw Environmental's knowledge no condition exists that presents a risk that such proceedings will be instituted.



     (h) Neither Laidlaw Environmental nor any affiliate maintains any Laidlaw Environmental Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.



     (i) Neither Laidlaw Environmental nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.



     (j) Neither Laidlaw Environmental nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.



     (k) With respect to any employee or former employee of Laidlaw Environmental, except as required by COBRA, neither Laidlaw Environmental nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect. Neither Laidlaw Environmental nor any subsidiary or affiliate of

Laidlaw Environmental maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.



     (l) With respect to each of the Laidlaw Environmental Employee Benefit Plans, Laidlaw Environmental will deliver or make reasonably available to the Company true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and
(vi) the most recent determination letter received from the IRS with respect to each Laidlaw Environmental Employee Benefit Plan intended to qualify under
Section 401 of the Internal Revenue Code.



     (m) With respect to the Laidlaw Environmental Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.



     (n) No Laidlaw Environmental Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Laidlaw Environmental Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Laidlaw Environmental Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.



     (o) All actions will have been taken, or which have failed to be taken, with respect to the Laidlaw Environmental Employee Benefit Plans, would not, in the aggregate, have a Laidlaw Environmental Material Adverse Effect.



     4.11. Labor. There is no material dispute, grievance, controversy, strike or request for union representation pending, or, to the best knowledge of Laidlaw Environmental, threatened, against either Laidlaw Environmental or any of its subsidiaries.



     4.12. Taxes. (a) Laidlaw Environmental and each subsidiary of Laidlaw Environmental have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Laidlaw Environmental Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.



     (b) Laidlaw Environmental and each subsidiary of Laidlaw Environmental have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of all Taxes due, except where the failure to pay or establish adequate reserves would not have a Laidlaw Environmental Material Adverse Effect.



     (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against Laidlaw Environmental or any subsidiary of Laidlaw Environmental, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of Laidlaw Environmental and each subsidiary of Laidlaw Environmental consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.



     (d) There are no material Liens for Taxes upon the assets of Laidlaw Environmental except (i) with respect to matters beings contested in good faith and (ii) Liens for Taxes not yet due.



     (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Laidlaw Environmental.

     4.13. Environmental Matters. Except for violations of the following clauses (i) through (vii) that would not have a Laidlaw Environmental Material Adverse Effect on Laidlaw Environmental, to the best knowledge of Laidlaw Environmental, (i) Laidlaw Environmental and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by Laidlaw Environmental or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Laidlaw Environmental nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that Laidlaw Environmental or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by Laidlaw Environmental or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against Laidlaw Environmental or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by Laidlaw Environmental or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by Laidlaw Environmental or any of its subsidiaries as a result of any activity of Laidlaw Environmental or any of its subsidiaries during the time such properties were owned, leased or operated by Laidlaw Environmental or any subsidiaries, (vii) neither Laidlaw Environmental, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) Laidlaw Environmental will provide or make available to the Company each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by Laidlaw Environmental or any of its subsidiaries (x) sufficient to put the Company on notice of any condition of environmental impairment which would give rise to a Laidlaw Environmental Material Adverse Effect and (y) of which Laidlaw Environmental has knowledge.



     4.14. Title to Properties. Laidlaw Environmental and its subsidiaries have good, valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the Laidlaw Environmental SEC Reports (the "Laidlaw Environmental Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Laidlaw Environmental Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the Laidlaw Environmental SEC Reports and the financial statements included therein and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Laidlaw Environmental Material Adverse Effect.



                                   ARTICLE V.



                         COVENANTS RELATING TO CONDUCT


                          OF BUSINESS PRIOR TO MERGER



     5.1. Conduct of Business of the Company. Except as otherwise contemplated hereby or as set forth in the Disclosure Schedule, the Company covenants and agrees that, unless Laidlaw Environmental shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective
Time:



          (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary and usual course of business, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships.



          (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of the Company declared in the ordinary course of business and consistent with past practice and
     (y) dividends by wholly-owned subsidiaries of the Company); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.



          (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date hereof, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to the Company or a wholly-owned subsidiary of the Company); (iii) except in the ordinary course of business, and other than (A) indebtedness to or guarantees for the benefit of the Company or any affiliate of the Company and (B) borrowings to fund payments contemplated in Section 2.2 hereof, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of the Company (other than the incurrence of indebtedness otherwise permitted in this Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.



          (d) Subject to Section 2.2, neither the Company nor any of its subsidiaries shall (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date hereof) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, except in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement.



          (e) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

          (f) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be canceled or terminated without notice to Laidlaw Environmental.



          (g) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof untrue or incorrect so as to result in a Company Material Adverse Effect.



                                  ARTICLE VI.



                             ADDITIONAL AGREEMENTS



     6.1. Preparation of Proxy Statement; Shareholders Meeting. (a) If the Shareholders Meeting referred to in Section 6.1(c) below is required by applicable law to consummate the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company shall prepare a proxy statement relating to the Shareholders Meeting (the "Proxy Statement"), and the Company shall prepare and file with the SEC the Proxy Statement. Laidlaw Environmental will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Laidlaw Environmental or LES Acquisition and their affiliates as may be required to be disclosed therein. The information provided and to be provided by Laidlaw Environmental and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's shareholders and on the date of the Shareholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Laidlaw Environmental each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. At such meeting, Laidlaw Environmental will vote, or cause to be voted, all Shares acquired in the Offer in favor of the approval of the Merger and adoption of this Agreement and the transactions contemplated hereby.



     (b) The Company will as promptly as practicable notify Laidlaw Environmental of (i) the receipt of any comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings by the Company with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Laidlaw Environmental (such approval not to be unreasonably withheld or delayed). Laidlaw Environmental will furnish to the Company the information relating to it and its affiliates, including LES Acquisition, required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.



     (c) If required under the WBCL and the Company's Restated Articles of Incorporation, the Company will: (i) as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Shareholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby; (ii) through its Board of Directors, and subject to the other provisions hereof, recommend to its shareholders approval of the foregoing matters; and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders; provided, however, that, subject to Section 6.7(b), the Company may fail to make or withdraw or modify such recommendation and shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.1 if the Company shall have concluded in good faith, based on advice from outside legal counsel to the Company, that such actions would be in breach of the Company's Board and Directors' fiduciary duties under applicable law. Any such recommendation, together with a copy of the opinion referred to in
Section 3.14, shall be included in the Proxy Statement.



     (d) If the Shareholders Meeting is not required in order to consummate the Merger, Laidlaw Environmental shall cause LES Acquisition to, and LES Acquisition shall, take the actions provided in Section 180.1104 of the WBCL in order to consummate the Merger as promptly as reasonably practical after the purchase of Shares pursuant to the Offer.

     6.2. Access to Information. (a) From and after the date of this Agreement and until the earlier of the Effective Time or termination of this Agreement,
(i) the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Laidlaw Environmental, and to the officers, employees and agents of Laidlaw Environmental, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, and shall furnish Laidlaw Environmental and its respective officers, employees and agents, all financial, operating and other data and information as Laidlaw Environmental may reasonably request; and (ii) Laidlaw Environmental shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to the Company, and to the officers, employees and agents of the Company, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Laidlaw Environmental and its subsidiaries, and shall furnish the Company and its respective officers, employees and agents, all financial, operating and other data and information as the Company may reasonably request.



     (b) Each of the Company and Laidlaw Environmental hereby confirms to the other that the confidentiality agreement dated as of March 13, 1998 by and between the Company and Laidlaw Environmental ("the Confidentiality Agreement") is in full force and effect.



     6.3. Filings; Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement, including but not limited to (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the transactions contemplated thereby, (ii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations and (iii) doing all things necessary, proper or advisable to remove any injunctions or other impediments or delays, legal or otherwise, to the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company will not be required to commit to a divestiture transaction that is to be consummated prior to the Effective Time.



     (b) Notwithstanding the foregoing, none of Laidlaw Environmental, LES Acquisition or the Company shall be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 6.3 if it determines in good faith, based on the advice of outside legal counsel, that such actions would be in breach of its Board of Directors' fiduciary duties under applicable law.



     6.4. Public Announcements. Laidlaw Environmental, LES Acquisition and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger, and this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.



     6.5. Notification of Certain Matters. The Company, Laidlaw Environmental and LES Acquisition each agree to give prompt notice (a "Default Notice") to each other at any time from the date hereof to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in this Agreement so as to result in a Company Material Adverse Effect or in a Laidlaw Environmental Material Adverse Effect upon Laidlaw Environmental or any of its affiliates. If any party receiving a Default Notice shall not object thereto within 5 business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such Default Notice. For purposes of this Section 6.5, "actual knowledge" of a party to this

Agreement shall mean the best actual knowledge of its chairman of the board, president and chief financial officer.



     6.6. Indemnification and Insurance. (a) Laidlaw Environmental agrees that all rights to indemnification (including, without limitation, rights to advances and related rights) existing in favor of the present or former directors, officers, employees and agents of the Company or any of the Company subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Restated Articles of Incorporation or By-laws or the articles of incorporation or by-laws or similar organizational documents of any of the Company's subsidiaries as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. Laidlaw Environmental shall cause to be maintained in effect for not less than 6 years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least substantially the same coverage and containing terms and conditions which are no less advantageous in any material respect to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate. The Company represents to Laidlaw Environmental that such per annum rate of premium currently paid by the Company and its subsidiaries is approximately $400,000. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.6.



     (b) The provisions of this Section 6.6 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and shall be binding on all successors and assigns of Laidlaw Environmental, LES Acquisition, the Company and the Surviving Corporation.



     (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section
6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.



     6.7. Solicitation. (a) The Company (and its subsidiaries and affiliates) will not, and the Company (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Laidlaw Environmental and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of this Agreement), or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this Section 6.7 shall prohibit the Company or its Board of Directors from (i) subject to the provisions of Section 6.4, issuing a press release or otherwise publicly disclosing the terms of this Agreement, including, without limitation, this
Section 6.7; (ii) proceeding with the transactions contemplated by this Agreement; (iii) communicating to the Company's shareholders a position as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (iv) making any disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of this Section 6.7, if (x) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of the Company, only after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Laidlaw Environmental of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of the Company determines, based on the advice of outside legal counsel to the Company, that giving such notice would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law. The Company shall, and shall cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any subsidiary of the Company or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any subsidiary with parties conducted heretofore with respect to any of the foregoing.



     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Laidlaw Environmental or the LES Acquisition, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Laidlaw Environmental's receipt of written notice advising Laidlaw Environmental that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Laidlaw Environmental with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Laidlaw Environmental to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's shareholders from a financial point of view as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any

Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Laidlaw Environmental the Termination Amount (as defined in Section 9.2) subject to the provisions of Section 9.2.



     6.8. Board of Directors. Promptly following the purchase by Laidlaw Environmental and LES Acquisition of Shares pursuant to the Offer, but subject to compliance with Rule 14f-1, Laidlaw Environmental shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, as will make the percentage of the Company's directors designated by Laidlaw Environmental approximately equal to the aggregate voting power of the Shares held by Laidlaw Environmental. The Company shall take all actions requested by Laidlaw Environmental which are reasonably necessary to effect the election or appointment of any such designee. In connection with the foregoing, the Company will promptly, at the option of Laidlaw Environmental, either increase the size of the Company's Board of Directors and/or request the resignation of such number of its current directors as is necessary to enable Laidlaw Environmental's designees to be elected or appointed to the Company's Board of Directors as provided above. Following the election or appointment of Laidlaw Environmental's designees pursuant to this
Section 6.8 and prior to the Effective Time, any amendment to the Restated Articles of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Laidlaw Environmental or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the concurrence of a majority of the directors (if any) not appointed by Laidlaw Environmental. Laidlaw Environmental agrees to assist the Company in complying with Exchange Act Rule 14f-1 in connection with the replacement of directors pursuant to this Section 6.8, and the Company agrees to use its reasonable best efforts to comply with Rule 14f-1 as promptly as possible after the date hereof, which efforts shall include, but are not limited to, the Company requesting that the SEC shorten the notice period required under Rule 14f-1. After purchase of Shares pursuant to the Offer but before Laidlaw Environmental designees are named as Safety-Kleen directors pursuant to this
Section 6.8, the Safety-Kleen Board of Directors will not act without notice to and the participation of Laidlaw Environmental.



     6.9. Employee Benefits, etc. (a) For a period of two years following the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to, and upon being so caused, the Surviving Corporation shall, provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the terms of such Employee Benefit Plans as described in the Company Disclosure Schedule. All service credited to each employee by the Company through the Effective Time shall be recognized by Laidlaw Environmental or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Laidlaw Environmental or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.



     (b) Notwithstanding anything in this Agreement to the contrary, Laidlaw Environmental shall cause the Surviving Corporation to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the Disclosure Schedule, all as in effect on the date of this Agreement.



     (c) Laidlaw Environmental shall cause the Surviving Corporation not to, and the Surviving Corporation shall not, terminate or adversely amend in any manner which adversely affects the benefits described in the Company Disclosure Schedule that participants in such Plans are entitled to thereunder with respect to any periods prior to and including the Effective Time.



     (d) For a period of two years from the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to continue to maintain an office in Elgin, Illinois.



     6.10. Purchase of Shares Pursuant to Offer; Solvency Opinion. Laidlaw Environmental agrees that it will not purchase Shares pursuant to the Offer unless, prior to such purchase, Laidlaw Environmental has delivered to the Company an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger (which opinion may assume that the purchase of Shares pursuant to the Offer and the Merger are consummated simultaneously) and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.



     6.11. Dismissal of Lawsuits. Upon the closing of the Share purchases contemplated by the Offer, each of Laidlaw Environmental and the Company shall take all actions necessary, and shall cause their respective subsidiaries and affiliates to take all actions necessary, to dismiss with prejudice all pending litigation between such parties.



                                  ARTICLE VII.



                              CONDITIONS PRECEDENT



     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:



          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained, if required by applicable law, or the requirements of Section 180.1104 of the WBCL (other than the filing of Articles of Merger) shall have been satisfied.



          (b) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under the Competition Act (Canada) and any other applicable foreign law shall have been obtained or made, as applicable.



          (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger.



          (d) Violation of Law. Consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties.



          (e) Litigation. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction or order vacated.



     7.2. Conditions to Obligations of Laidlaw Environmental. The obligations of Laidlaw Environmental to effect the Merger are further subject to the condition that Laidlaw Environmental and LES Acquisition shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of Laidlaw Environmental and LES Acquisition to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this subsection (a) if the failure of Laidlaw Environmental and LES Acquisition to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement.



     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the condition that the Company shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.

                                 ARTICLE VIII.



                       TERMINATION, AMENDMENT AND WAIVER



     8.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:



          (a) by mutual written consent of Laidlaw Environmental and the Company; or



          (b) by either Laidlaw Environmental or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Laidlaw Environmental, Laidlaw Environmental shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer; or



          (c) by either Laidlaw Environmental or the Company if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party that has breached its obligations under Section 6.3; or



          (d) by either Laidlaw Environmental or the Company if the Offer shall not have been consummated on or before June 30, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or



          (e) prior to the purchase of Shares pursuant to the Offer, by the Board of Directors of Laidlaw Environmental, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company, shall have accepted such a proposal or (iii) if Company Shareholder Approval is required, the Board of Directors of the Company shall have failed to recommend to the Company Shareholders that they give the Company Shareholder Approval or shall have withdrawn or modified in a manner adverse to Laidlaw Environmental or LES Acquisition its approval or recommendation with respect to the Merger, or



          (f) prior to the purchase of Shares pursuant to the Offer, by the Board of Directors of the Company, if (i) Laidlaw Environmental or LES Acquisition shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Laidlaw Environmental or LES Acquisition, or
     (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.7(a) and (b) hereof (including the payment of the Termination Amount).



     8.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Laidlaw Environmental as provided in Section 8.1, no party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in this
Section 8.2 and Sections 9.1 and 9.2 of this Agreement, and except that nothing herein will relieve any party from liability for its wilful breach of this Agreement.

                                  ARTICLE IX.



                               GENERAL PROVISIONS



     9.1. Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time. The Confidentiality Agreement shall survive the termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.



     9.2. Payment of Certain Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.



     (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f)(ii) hereof, then the Company shall pay to Laidlaw Environmental, no later than two business days after being furnished documentation in respect thereto by Laidlaw Environmental, Laidlaw Environmental's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Offer and the Merger, due diligence investigation, the negotiation and execution of this Agreement and the transactions contemplated hereby, up to a maximum amount of $25 million (the "Termination Amount").



     (c) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(f)(i) hereof, then Laidlaw Environmental shall pay to the Company, no later than two business days after being furnished documentation in respect thereto by the Company, the Company's or its affiliates' out-of-pocket fees and expenses (including legal and investment banking fees and expenses) actually incurred in connection with the negotiation and execution of this Agreement, due diligence investigation related to this Agreement, and the transactions contemplated hereby, up to a maximum amount of $25 million. The Company acknowledges and agrees that it shall not under any circumstances be entitled to reimbursement by Laidlaw Environmental or LES Acquisition of any expenses incurred in connection with the Buyout Merger Agreement.



     9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:



     (a) If to Laidlaw Environmental or LES Acquisition:



         Laidlaw Environmental Services, Inc.


         1301 Gervais


         Suite 300


         Columbia, SC 29201


         Attention: Kenneth W. Winger


         Telecopy No.: (803) 933-4345



         With a copy to:



         Katten Muchin & Zavis


         525 West Monroe Street


         Suite 1600


         Chicago, IL 60611-3693


         Attention: Herb S. Wander


         Telecopy: (312) 577-8885

     (b) If to the Company:



         Safety-Kleen Corp.


         One Brinckman Way


         Elgin, Illinois 60123


         Attention: Chairman


         Telecopy No.: (847) 468-8561



         with a copy to:



         Sonnenschein Nath & Rosenthal


         8000 Sears Tower


         Chicago, Illinois 60606


         Attention: Donald G. Lubin


         Telecopy No.: (312) 876-7934



     9.4. Certain Definitions; Interpretation. When a reference is made in this Agreement to subsidiaries of Laidlaw Environmental, LES Acquisition or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by Laidlaw Environmental, LES Acquisition or the Company, as the case may be. The words "Significant Subsidiaries" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act. As used in this Agreement, "Company Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of the Company and its subsidiaries, taken as a whole, or that would prevent or materially delay the Company from performing its obligations under this Agreement. As used in this Agreement, "Laidlaw Environmental Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of Laidlaw Environmental and its subsidiaries, taken as a whole, or that would prevent or materially delay Laidlaw Environmental from performing its obligations under this Agreement. Whenever this Agreement requires LES Acquisition to take any action, such requirement shall be deemed to include an undertaking on the part of Laidlaw Environmental to cause LES Acquisition to take such performance and a guarantee of the performance thereof.



     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings prior to the date hereof, except to the extent expressly confirmed or provided herein.



     9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



     9.7. Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.



     9.8. Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.



     9.9. Amendment. Subject to the applicable provisions of the WBCL, this Agreement may be amended by the parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.10. Waiver. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in Section 6.5 hereof, at any time prior to consummation of the Merger any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.



     9.11. No Third-Party Beneficiaries; Assignability. Except for Sections 2.2, 2.3, 6.6 and 6.9 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.



     9.12. Best Knowledge. When used with respect to the Company in this Agreement, the term "best knowledge" shall mean to the best actual knowledge of any of the Company's Chairman of the Board, President and chief financial officer.



     9.13. Governing Law. (a) The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Wisconsin, without giving effect to the principles of conflict of laws thereof.



     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.



                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Laidlaw Environmental, LES Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.



                                          Safety-Kleen Corp.



                                          By:


                                            ------------------------------------

                                                    Donald W. Brinckman


                                                     Chairman and Chief


                                                     Executive Officer



                                          Laidlaw Environmental Services, Inc.



                                          By:


                                            ------------------------------------

                                                     Kenneth W. Winger


                                               President and Chief Executive
                                                           Officer



                                          LES Acquisition Inc.



                                          By:


                                            ------------------------------------

                                                     Kenneth W. Winger


                                                         President

                                  SCHEDULE 1.1


                                       TO


                          AGREEMENT AND PLAN OF MERGER



       CONDITIONS TO ACCEPTING SHARES FOR EXCHANGE PURSUANT TO THE OFFER



     1. Minimum Tender Condition. There shall have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Laidlaw Environmental and its affiliates, will constitute at least two-thirds of the total number of outstanding Shares on a fully diluted basis (as though all outstanding options or other outstanding securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Laidlaw Environmental pursuant to the Offer.



     2. NYSE Listing of Laidlaw Environmental Shares. The shares of Laidlaw Environmental Common Stock (and accompanying Rights) which shall be issued to the Safety-Kleen Shareholders in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.



     3. Effective Registration Statement. The Registration Statement covering the Laidlaw Environmental Common Stock shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.



     4. Legal Prohibition. No order, injunction or decree shall have been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger shall have occurred. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.



     5. Adverse Change. There shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on January 14, 1998, (iii) any change in the general political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the reasonable judgment of Laidlaw Environmental, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, license or franchises, results of operations or prospects of Safety-Kleen or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that in the reasonable judgment of Laidlaw Environmental might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.



     6. Merger Agreement Representations and Warranties. The representations and warranties of Safety-Kleen set forth in the Merger Agreement shall be true and correct in all material respects as of the date Shares are accepted for exchange pursuant to the Offer.



     7. Merger Agreement Covenants. Safety-Kleen shall have in all material respects performed all obligations and complied with any agreement or covenant of Safety-Kleen to be performed or complied with by it under the Merger Agreement as of the date Shares are accepted for exchange pursuant to the Offer.



     8. Termination of Merger Agreement. The Merger Agreement shall not have been terminated in accordance with its terms.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Laidlaw Environmental is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any person who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Laidlaw Environmental Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Laidlaw Environmental shall not be liable to Laidlaw Environmental or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     All of the Laidlaw Environmental directors and officers are covered by insurance policies maintained and held in effect by Laidlaw Inc. against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------
   (2)          --  Agreement and Plan of Merger dated as of March 16, 1998, by and among Laidlaw Environmental Services, Inc., LES
                    Acquisition Inc. and Safety-Kleen Corp., filed as Appendix A to the Supplement included herewith.
   (3)(a)       --  Restated Certificate of Incorporation of the Company dated
                    May 13, 1997, and Amendment to Certificate of Incorporation
                    dated May 15, 1997, filed as Exhibit 3(a) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (3)(a)(1)    --  Certificate of Correction Filed to Correct a Certain Error
                    in the Restated and Amended Certificate of Incorporation of
                    the Company dated October 15, 1997, filed as Exhibit 3(a)(i)
                    to the Registrant's Form 10-K for the Fiscal Year ended
                    August 31, 1997, and incorporated herein by reference.
   (3)(b)       --  Bylaws of the Company filed as Exhibit 4(ii) to the
                    Registrant's Current Report on Form 8-K dated July 29, 1997, and incorporated herein by reference.
   (4)(a)       --  Rights Agreement dated as of June 14, 1989 between the
                    Company and First Chicago Trust Company as successor to
                    Registrar and Transfer Company, as Rights Agent filed as an
                    Exhibit to the Registrant's Form 8-K filed on June 13, 1995 and incorporated herein by reference.
   (4)(b)       --  Amendment No. 1 dated as of March 31, 1995 to the Rights
                    Agreement between the Company and First Chicago Trust
                    Company as successor to Registrar and Transfer Company, as
                    Rights Agent filed as an Exhibit to the Registrant's Form
                    8-K filed on June 13, 1995 and incorporated herein by
                    reference.
   (4)(c)       --  Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw
                    Environmental Services (Canada) Ltd., Toronto Dominion
                    (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA)
                    Inc., the Bank or Nova Scotia, NationsBank, N.A. and The
                    First National Bank of Chicago and NationsBank, N.A. as
                    Syndication Agent dated as of May 9, 1997, filed as Exhibit
                    4(c) to the Registrant's Form 10- Q for the Quarter ended
                    March 31, 1997, and incorporated herein by reference.
   (4)(d)       --  $350,000,000 5% Subordinated Convertible Pay-In-Kind
                    Debenture due 2009 issued by Registrant on May 15, 1997 to
                    Laidlaw Inc. the form of which was included as an appendix to the Registrant's Definitive Proxy Statement on Form DEF
                    14A, filed on May 1, 1997 and incorporated herein by
                    reference.
   (4)(e)       --  Registration Rights Agreement dated May 15, 1997 between
                    Registrant, Laidlaw Transportation, Inc. and Laidlaw Inc.
                    included as appendix to the Registrant's Definitive Proxy
                    Statement on Form DEF 14A, the form of which was filed on
                    May 1, 1997 and incorporated herein by reference.
   (4)(f)       --  Indenture dated as of May 1, 1993 between the Industrial
                    Development Board of the Metropolitan Government of
                    Nashville and Davidson County (Tennessee) and NationsBank of
                    Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's
                    Form 10-Q for the Quarter ended May 31, 1997, and
                    incorporated herein by reference.
   (4)(g)       --  Indenture of Trust dated as of February 1, 1995 between
                    Carbon County, Utah and West One Bank, Utah, now known as
                    U.S. Bank, as Trustee, filed as Exhibit 4(g) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(h)       --  Indenture of Trust dated as of August, 1995 between Tooele
                    County, Utah and West One Bank, Utah, now known as U.S.
                    Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's
                    Form 10-Q for the Quarter ended May 31, 1997, and
                    incorporated herein by reference.
   (4)(i)       --  Indenture of Trust dated as of July 1, 1997 between Carbon
                    County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(i) to the Registrant's Form
                    10-Q for the Quarter ended May 31, 1997, and incorporated
                    herein by reference.

EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------
   (4)(j)       --  Indenture of Trust dated as of July 1, 1997 between Tooele
                    County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form
                    10-Q for the Quarter ended May 31, 1997, and incorporated
                    herein by reference.
   (4)(k)       --  Indenture of Trust dated as of July 1, 1997 between
                    California Pollution Control Financing Authority and U.S.
                    Bank, a national banking association, as Trustee, filed as
                    Exhibit 4(k) to the Registrant's Form 10-Q for the Quarter
                    ended May 31,1997, and incorporated herein by reference.
   (4)(l)       --  Stock Purchase Agreement between Westinghouse Electric
                    Corporation (Seller) and Rollins Environmental Services,
                    Inc. (Buyer) for National Electric, Inc. dated March 7,
                    1995, filed as an Exhibit to the Registrant's Form 8-K filed on June 13, 1995, and incorporated herein by reference.
   (4)(m)       --  Second Amendment to Stock Purchase Agreement (as referenced in Exhibit (4)(1) above, dated May 15, 1997, among
                    Westinghouse Electric Corporation, Rollins Environmental
                    Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to
                    the Registrant's Form 10-Q for the Quarter ended May 31,
                    1997, and incorporated herein by reference.
   (4)(n)       --  Promissory Note dated May 15, 1997 for $60,000,000 from
                    Laidlaw Environmental Services, Inc. to Westinghouse
                    Electric Corporation, filed as Exhibit 4(n) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(o)       --  Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to
                    Westinghouse Electric Corporation guaranteeing Promissory
                    Note dated May 15, 1997 (as referenced in Exhibit (4)(n))
                    from Laidlaw Environmental Services, Inc. to Westinghouse
                    Electric Corporation, filed as Exhibit 4(o) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(p)       --  Commitment letter of January 20, 1998 between the
                    Toronto-Dominion Bank, TD Securities Inc. and Laidlaw
                    Environmental Services, Inc.*
   (5)          --  Opinion of Katten Muchin & Zavis as to the legality of the shares of common stock being offered.*
  (10)(a)       --  Rollins Environmental Services, Inc. 1982 Incentive Stock
                    Option Plan, filed with Amendment No. 1 to the Company's
                    Registration Statement No. 2-84139 on Form S-1 dated June
                    24, 1983 and incorporated herein by reference.
  (10)(b)       --  Rollins Environmental Services, Inc. 1993 Stock Option Plan,
                    filed with the Company's Proxy Statement for the Annual
                    Meeting of Stockholders held January 28, 1994 and
                    incorporated herein by reference.
  (10)(c)       --  Stock Purchase Agreement dated February 6, 1997, among the
                    Registrant, Laidlaw Inc., and Laidlaw Transportation, Inc.
                    included as an appendix to the Registrant's Definitive Proxy
                    Statement on Form DEF 14A, filed on May 1, 1997, and
                    incorporated herein by reference.
  (10)(e)       --  Management Incentive Plan for fiscal year 1996, filed as
                    Exhibit 10(e) to the Registrant's Form 10-Q for the Quarter
                    ended May 31, 1997, and incorporated herein by reference.
  (11)          --  Statement regarding computation of earnings per share, filed as Exhibit (11) to the Registrant's Form 10-K for the year ended August 31, 1997, and incorporated herein by reference.
  (12)          --  Computation of ratio of earnings to fixed charges, filed as
                    Exhibit (12) to the Registrant's Form 10-K for the year
                    ended August 31, 1997, and incorporated herein by reference.
  (21)          --  Subsidiaries of the Registrant.*
  (23)(a)       --  Consent of Coopers & Lybrand, independent accountants.*
  (23)(b)       --  Consent of Katten Muchin & Zavis (included in Exhibit (5)).
  (23)(c)       --  Consent of KPMG Peat Marwick LLP.*
  (24)          --  Power of Attorney (included on the signature page of this
                    Registration Statement).*

EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------
  (99)(a)       --  Letter of Transmittal.**
  (99)(b)       --  Notice of Guaranteed Delivery.**
(99)(c)         --  Safety-Kleen Corporation v. Laidlaw Environmental Services,
                    Inc., Case No. 97C8003, filed November 17, 1997.*
(99)(d)         --  Verified Answer, Affirmative Defenses, and Counterclaim of
                    Laidlaw Environmental Services, Inc. and LES Acquisition,
                    Inc., Case No. 97C8003, filed November 24, 1997.*
(99)(e)         --  Laidlaw Environmental Management Presentation to
                    Shareholders.*
(99)(f)         --  Motion of SK Acquirors for Leave to Intervene and related filings, filed December 10, 1997.*
(99)(g)         --  Cover letter noting changes to the Laidlaw Environmental
                    Offer, to be mailed with Amended Prospectus.*
(99)(h)         --  Cover letter noting changes to the Laidlaw Environmental
                    Offer, to be mailed with the Supplement included herewith.


---------------

 * Previously filed with this Registration Statement.
** Previously filed as Exhibit to Laidlaw Environmental Schedule 14D-1.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by referenced to provide such interim financial information.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     SIGNATURES PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, and State of South Carolina on the 16th day of March, 1998.


                                          Laidlaw Environmental Services, Inc.

                                          By:     /s/ KENNETH W. WINGER
                                            ------------------------------------
                                                     Kenneth W. Winger
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on March 16, 1998.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board and Director
-----------------------------------------------------
                  James R. Bullock

                /s/ KENNETH W. WINGER                  President, Chief Executive Officer and
-----------------------------------------------------    Director
                  Kenneth W. Winger

                          *                            Senior Vice President, Finance and Chief
-----------------------------------------------------    Financial Officer
                  Paul R. Humphreys

                          *                            Director
-----------------------------------------------------
                  John R. Grainger

                          *                            Director
-----------------------------------------------------
                  Leslie W. Haworth

                          *                            Director
-----------------------------------------------------
                John W. Rollins, Sr.

                          *                            Director
-----------------------------------------------------
                John W. Rollins, Jr.

                          *                            Director
-----------------------------------------------------
                David E. Thomas, Jr.

                          *                            Director
-----------------------------------------------------
                   Henry B. Tippie

                          *                            Director
-----------------------------------------------------
                  James L. Wareham

                          *                            Director
-----------------------------------------------------
                   Grover C. Wrenn

               * /s/ KENNETH W. WINGER                 President and Chief Executive Officer
-----------------------------------------------------
                  Kenneth W. Winger
                 As Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
    (2)    --  Agreement and Plan of Merger dated as of March 16, 1998, by and among Laidlaw Environmental Services, Inc., LES
               Acquisition Inc. and Safety-Kleen Corp., filed as Appendix A to the Supplement included herewith.
(99)(h)    --  Cover letter noting changes to the Laidlaw Environmental
               Offer, to be mailed with the Supplement included herewith.
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